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                                                            Exhibit (a)(1)(HHHH)

                         [LETTERHEAD OF OMNICARE, INC.]

Omnicare                                                            news release
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               Omnicare Completes Tender Offer for NCS HealthCare


COVINGTON, Ky., January 15, 2003 -- Omnicare, Inc. (NYSE: OCR), a leading provider of pharmaceutical care for the elderly, today announced the successful completion of its $5.50 per share cash tender offer for all of the outstanding shares of Class A common stock and Class B common stock of NCS HealthCare, Inc. (NCSS.OB). The tender offer, as previously extended, expired at 12:00 Midnight, New York City time, on Tuesday, January 14, 2003.

Omnicare has been advised by The Bank of New York, the depositary for the tender offer, that, as of 12:00 Midnight, New York City time, on Tuesday, January 14, 2003, 17,510,126 shares (including 575,583 shares subject to guaranteed delivery) of Class A common stock had been tendered and not withdrawn, which represents approximately 94% of the outstanding shares of Class A common stock, and a total of 5,038,996 shares of Class B common stock had been tendered and not withdrawn, which represents 100% of the outstanding shares of Class B common stock. Omnicare, through its wholly owned subsidiary NCS Acquisition Corp., has accepted for payment all of the shares of Class A common stock and Class B common stock that have been validly tendered and not properly withdrawn prior to the expiration of the tender offer.

In accordance with the terms of the Agreement and Plan of Merger, dated as of December 17, 2002, by and among Omnicare, NCS Acquisition Corp. and NCS, Omnicare intends to cause NCS Acquisition Corp. to merge with and into NCS on Thursday, January 16, 2003, or as soon as practicable thereafter. The merger is expected to be consummated without a vote or meeting of NCS stockholders. In the merger, each of the remaining shares of NCS Class A common stock and Class B common stock, if any, other than shares for which appraisal rights are properly demanded, will be converted into the right to receive $5.50 per share in cash, without interest and less required withholding taxes, upon the terms and subject to the conditions set forth in the Second Supplement, dated January 8, 2003, to NCS Acquisition Corp.'s Offer to Purchase, dated August 8, 2002. NCS will then become a wholly owned subsidiary of Omnicare.

As discussed in the Second Supplement, pursuant to an order of the Delaware Chancery Court and an agreement between Omnicare and NCS the offer price shall be distributed as follows: (i) NCS stockholders will receive $5.149 per share in cash in the offer and the proposed merger, as applicable, and (ii) Omnicare shall deposit $0.351 in cash for each share to be acquired by Omnicare in the offer and the proposed merger in an escrow account pending a determination as to the NCS stockholder-plaintiffs' application for attorneys' fees and expenses.




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About the Company
Omnicare, based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Without giving effect to the acquisition of NCS, Omnicare serves approximately 746,000 residents in long-term care facilities in 45 states, making it the nation's largest provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides clinical research services for the pharmaceutical and biotechnology industries in 28 countries worldwide. For more information, visit the company's Web site at http://www.omnicare.com.

This document is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made only through an offer to purchase, including the supplement thereto, and a related revised letter of transmittal. Investors and security holders are strongly advised to read the tender offer statement of Omnicare because it contains important information. The tender offer statement has been filed by Omnicare with the Securities and Exchange Commission (SEC). Investors and security holders may obtain a free copy of these statements (when available) and other relevant documents on the SEC's Web site at: http://www.sec.gov. The tender offer statement and related materials may also be obtained for free by directing such requests to Omnicare at (859) 392-3331.

Statements in this press release concerning the timing and completion of the merger with NCS; the distribution of the offer price; the outcome of litigation in connection with the NCS stockholder-plaintiffs' application for attorneys' fees and expenses, together with other statements that are not historical, are forward-looking statements that are estimates reflecting the best judgment of Omnicare based on currently available information. Such forward-looking statements involve actual known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Omnicare, include overall economic, financial and business conditions; trends for the continued growth of the businesses of Omnicare; the realization of anticipated revenues, economies of scale, cost synergies and profitability; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the impact and pace of pharmaceutical price increases; delays and further reductions in governmental reimbursement to customers and to Omnicare as a result of pressure on federal and state budgets due to the continuing economic downturn and other factors; the overall financial condition of Omnicare's customers; Omnicare's ability to assess and react to the financial condition of its customers; the impact of seasonality on the business of Omnicare; the ability of vendors to continue to provide products and services to Omnicare; the continued successful integration of Omnicare's clinical research business and acquired companies, including NCS, and the ability to realize anticipated economies of scale and cost synergies; pricing and other competitive factors in the industry; increases or decreases in reimbursement; the effect of new government regulations, executive orders and/or legislative initiatives, including those relating to reimbursement and drug pricing policies and changes in the interpretation and application of such policies; government budgetary pressures and shifting priorities; efforts by payors to control costs; the outcome of litigation; the failure of Omnicare to obtain or maintain required regulatory approvals or licenses; loss or delay of contracts pertaining to Omnicare's contract research organization business for regulatory or other reasons; the ability of clinical research projects to produce revenues in future periods; the ability to attract and retain needed management; the impact and pace of technological advances; the ability to obtain or maintain rights to data, technology and other intellectual property; the impact of consolidation in the pharmaceutical and long-term care industries; volatility in the market for Omnicare's stock, the stock of NCS and in the financial markets generally; access to capital and financing; the demand for Omnicare's products and services; variations in costs or expenses; the continued availability of suitable acquisition candidates; changes in tax law and regulation; changes in accounting rules and standards; and other risks and uncertainties described in Omnicare's reports and filings with the Securities and Exchange Commission.

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Contacts:

Cheryl D. Hodges                                        Joele Frank/Andy Brimmer
Omnicare, Inc.                                          Joele Frank, Wilkinson
(859) 392-3331                                          Brimmer Katcher
                                                        (212) 355-4449, ext. 121